EXHIBIT 23(C)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Governors Bank Corporation and Subsidiary
West Palm Beach, Florida

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 12, 1994, except for Note 8(b) which is as of June 23, 1994, Note 9(a)(ii) which is as of May 3, 1994, and Note 9(c) which is as of June 17, 1994, relating to the consolidated financial statements of Governors Bank Corporation and Subsidiary (the 'Company'), which is contained in that Prospectus. Our report contains explanatory paragraphs regarding uncertainties as to the Company's ability to continue as a going concern and as to the outcome of certain litigation.

     We also consent to the reference to us under the caption 'Experts' in the Prospectus.

                                          BDO SEIDMAN, LLP

West Palm Beach, Florida

November 1, 1995